As filed with the Securities and Exchange Commission on July 5, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEGASYSTEMS INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2787865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Main Street

Cambridge, Massachusetts 02142-1590

(617) 374-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PEGASYSTEMS INC. 2006 EMPLOYEE STOCK PURCHASE PLAN

(Full title of plan)

Shawn Hoyt

Interim Chief Financial Officer, General Counsel and Secretary

Pegasystems Inc.

101 Main Street

Cambridge, Massachusetts 02142-1590

(Name and address of agent for service)

copy to:

Robert V. Jahrling, III, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value per share	500,000 shares	$6.33	$3,165,000	$338.66

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on June 28, 2006.

EXPLANATORY NOTE

This registration statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to 500,000 shares of common stock, $.01 par value per share (“Common Stock”), of Pegasystems Inc. (the “Company”) that have been reserved for issuance under the Pegasystems Inc. 2006 Employee Stock Purchase Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(c) The description of the Company’s Common Stock incorporated by reference into the Company’s registration statement on Form 8-A filed with the Commission on June 21, 1996 from the Company’s registration statement on Form S-1 initially filed with the Commission on May 15, 1996.

In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The reports incorporated by reference under clause (b) above include a Current Report on Form 8-K dated June 5, 2006, in which the Company disclosed the following:

“On June 1, 2006, Pegasystems Inc. (the “Company”) issued a press release announcing a quarterly cash dividend of $0.03 per share. The first such dividend will be payable to stockholders of record as of July 3, 2006, with the payment to be made July 17, 2006.

In addition, the Company announced in the press release a $10 million stock repurchase program (the “Repurchase Program”), beginning on July 1, 2006 and ending on June 30, 2007.

On June 2, 2006 the Company established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the “10b5-1 Plan”). The 10b5-1 Plan commences on July 1, 2006 and expires on June 30, 2007, subject to conditions specified in the plan agreement.

Shares that may be repurchased under the 10-b5-1 Plan will be purchased under the Repurchase Program. Any actual repurchases under the 10b5-1 Plan will be disclosed in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ended between September 30, 2006 and June 30, 2007.”

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Article VII of the Company’s Amended and Restated By-Laws provides for indemnification of the Company’s directors and officers to the fullest extent permitted under the Massachusetts Business Corporation Act (the “MBCA”). Section 8.51 of the MBCA provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the MBCA requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

In accordance with Section 2.02 of the MBCA, Article VI of the Company’s Amended and Restated Articles of Organization provides that no director of the Company shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts or (iv) for any transaction in which the director derived an improper personal benefit.

The Company has also entered into a Director Indemnification Agreement with each of its directors (collectively, the “Director Indemnification Agreements”), pursuant to which the Company has agreed to indemnify each director against certain liabilities that may arise by reason of such director’s status or service as a director of the Company, and to advance such director the expenses incurred as a result of a proceeding as to which such director may be indemnified. The Director Indemnification Agreements are intended to provide rights of indemnification to the fullest extent permitted under the MBCA and are in addition to any other rights such directors may have under the Company’s Amended and Restated Articles of Organization, its Amended and Restated By-laws and applicable law.

Section 8.57 of the MBCA contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Director Indemnification Agreements require the Company to maintain directors’ and officers’ liability insurance with respect to each director for so long as such director continues to serve as a director of the Company and for six (6) years thereafter. The Company also maintains directors and officers liability insurance for the benefit of certain of its officers who are not also directors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

5.1	Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page hereto).

99.1	Pegasystems Inc. 2006 Employee Stock Purchase Plan (incorporated by reference to the Company’s proxy statement on Schedule 14A (SEC File No. 001-11859) filed with the Commission on April 11, 2006).

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on July 5, 2006.

PEGASYSTEMS INC.
(Registrant)

By:	/s/ Shawn Hoyt
Shawn Hoyt
Interim CFO, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Alan Trefler, Shawn Hoyt and Robert V. Jahrling, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Name	Title	Date
/s/ Alan Trefler Alan Trefler	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 5, 2006

/s/ Shawn Hoyt Shawn Hoyt	Interim Chief Financial Officer, General Counsel and Secretary (Principal Financial Officer)	July 5, 2006

/s/ James Reilly James Reilly	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	July 5, 2006

/s/ Alexander V. d’Arbeloff Alexander V. d’Arbeloff	Director	July 5, 2006

/s/ Richard H. Jones Richard H. Jones	Director	July 5, 2006

/s/ Steven F. Kaplan Steven F. Kaplan	Director	July 5, 2006

/s/ James P. O’Halloran James P. O’Halloran	Director	July 5, 2006

/s/ William W. Wyman William W. Wyman	Director	July 5, 2006

INDEX TO EXHIBITS

Exhibit Number
5.1	Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page hereto).

99.1	Pegasystems Inc. 2006 Employee Stock Purchase Plan (incorporated by reference to the Company’s proxy statement on Schedule 14A (SEC File No. 001-11859) filed with the Commission on April 11, 2006).